Westfield Financial, Inc. 8-K

Exhibit 99.1

For further information contact:
James C. Hagan, President & CEO
Leo R. Sagan, Jr., CFO
Meghan Hibner, VP Investor Relations Officer
413-568-1911

WESTFIELD FINANCIAL, INC. REPORTS RESULTS FOR THE QUARTER ENDED MARCH 31, 2016 AND DECLARES QUARTERLY DIVIDEND

Tangible Book Value at Highest Level Since the First Quarter of 2013

Westfield, Massachusetts, May 2, 2016: Westfield Financial, Inc. (the “Company”) (NasdaqGS:WFD), the holding company for Westfield Bank (the “Bank”), reported net income of $2.0 million, or $0.11 per diluted share, for the quarter ended March 31, 2016, compared to $1.3 million, or $0.08 per diluted share, for the quarter ended March 31, 2015.

Selected financial highlights for first quarter 2016 include:

  Total loans increased $96.6 million, or 13.2%, to $827.0 million at March 31, 2016 compared to $730.4 million at March 31, 2015. This was primarily due to increases in residential loans of $63.6 million and commercial real estate loans of $36.0 million. On a sequential-quarter basis, total loans increased $8.8 million, or 1.1%, from $818.2 million at December 31, 2015. This was due to an increase in commercial real estate loans of $20.1 million, offset by a decrease in commercial and industrial loans of $10.8 million, primarily due to the payoff of an $8.8 million loan relationship that occurred late in the first quarter of 2016 and was considered a Shared National Credit.

  Net interest and dividend income increased $653,000 to $8.2 million for the quarter ended March 31, 2016 compared to $7.6 million for the comparable 2015 period. On a sequential-quarter basis, net interest and dividend income increased $90,000 for the quarter ended March 31, 2016, compared to the quarter ended December 31, 2015.

  For the quarter ended March 31, 2016, the Company recorded a $600,000 credit to the provision for loan losses, compared to $300,000 in provision expense for the quarter ended March 31, 2015. The credit to the provision was primarily the result of an $852,000 recovery on a single commercial real estate loan.

  Securities declined $198.9 million, or 38.6%, to $316.3 million at March 31, 2016, compared to $515.2 million at March 31, 2015. On a sequential-quarter basis, securities decreased by $119.6 million, or 27.4%, at March 31, 2016, compared to $435.9 million at December 31, 2015. During the current quarter, the Bank transferred its securities classified as held-to-maturity into available-for-sale. A total of $136.8 million in securities were sold near the end of the quarter which resulted in a net gain of $685,000 for the first quarter 2016.

  The Bank prepaid long-term Federal Home Loan Bank borrowings in the amount of $42.5 million with a weighted average rate of 2.29% and incurred a prepayment expense of $915,000 for the first quarter 2016 in order to reduce reliance on wholesale funding.

  Tangible book value at March 31, 2016 was $7.83 per share, an increase of 2.6% from the prior quarter ended December 31, 2015 and an increase of 3.6% from the first quarter of 2015, and represents its highest level since the first quarter of 2013.

“Our long term goal has been to actively improve our balance sheet mix by increasing loans and decreasing securities,” said James C. Hagan, President and CEO. “In the five years since March 31, 2011, we increased loans by $301.6 million, which equates to 64.4% of average interest-earning assets, up from 44.3% at March 31, 2011. In that same five year period, we increased deposits by $220.6 million and reduced borrowings by $55.8 million.

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During this first quarter, we took advantage of market conditions to further reduce our securities portfolio along with our borrowings. In doing so, we have also reduced the dollar amount of instruments that are marked to market impacting accumulated other comprehensive income, and therefore, tangible book value. While this has resulted in a large net cash position, our intent was to create liquidity to enable us to continue to improve our asset mix as well as improving our funding mix to enhance our franchise value. As of April 29, 2016, total loans have increased $49.0 million and borrowings have decreased by $13.0 million due to the payoff of a matured borrowing, compared to March 31, 2016.”

Hagan went on to say, “We have taken action to strategically expand our market reach into northern Connecticut and this has proven successful for us.  Granby, Connecticut, which opened in June 2013 and Enfield, Connecticut, which opened in November 2014, now have over $56.0 million in deposits.  While Connecticut was a new market for us, our experienced regional leadership team worked to cultivate customer deposit and loan relationships and we found the customer base to be very receptive to our brand of banking.

On April 4, 2016, Westfield Financial announced the signing of a definitive merger agreement with Chicopee Bancorp whereby Chicopee will merge with and into Westfield. The partnership is exciting because of the commonality of our cultures, our operating models and customer service focus of our two institutions. The complimentary nature of our branch footprints creates opportunity for growth and expansion into new markets for Westfield. A merger of our two banks will be extremely favorable for the shareholders, customers, employees and communities of both institutions.”

Additional Income Statement Discussion

The net interest margin increased 9 basis points to 2.61% for the quarter ended March 31, 2016, compared to 2.52% for the quarter ended March 31, 2015, primarily driven by the positive shift in asset mix from securities into loans. The yield on average interest-earning assets increased 13 basis points while the cost of average interest-bearing liabilities increased 3 basis points.

Income from service charges and fees increased $246,000 to $884,000 for the quarter ended March 31, 2016, compared to $638,000 for the same period in 2015, due primarily to $106,000 in fee income related to an interest rate swap and a $102,000 increase in debit card interchange income.

Non-interest expense was $7.1 million for the quarter ended March 31, 2016 and $6.7 million for the quarter ended March 31, 2015. The increase was primarily due to $154,000 in merger-related expenses for the quarter ended March 31, 2016, compared to none in the 2015 period. The efficiency ratio, excluding non-core items, improved to 74.54% during the first quarter of 2016 from 78.08% for the three months ended March 31, 2015.

Additional Balance Sheet Discussion

Total deposits increased $54.8 million, or 6.3%, to $928.1 million at March 31, 2016, compared to $873.3 million at March 31, 2015. This was primarily due to increases in money market accounts of $20.4 million, term accounts of $17.7 million, checking accounts of $16.3 million and regular savings accounts of $379,000.

Shareholders’ equity was $143.0 million at March 31, 2016 and $139.5 million at December 31, 2015, which represented 10.4% of total assets in both periods. The increase in shareholders’ equity during the quarter reflects net income of $2.0 million for the quarter ended March 31, 2016 and an increase in accumulated other comprehensive income of $1.9 million, partially offset by the payment of a quarterly dividend of $519,000.

Credit Quality

The allowance for loan losses was $8.9 million at March 31, 2016, $8.8 million at December 31, 2015 and $8.0 million at March 31, 2015, representing 1.07%, 1.08% and 1.10% of total loans, respectively. This represents 106.8%, 109.4% and 96.3% of nonperforming loans at March 31, 2016, December 31, 2015 and March 31, 2015, respectively.

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An analysis of the changes in the allowance for loan losses is as follows:

	Three Months Ended
	March 31,	December 31,	March 31,
	2016	2015	2015
	(In thousands)

Balance, beginning of period	$8,840	$8,372	$7,948
(Credit) provision	(600)	475	300
Charge-offs	(243)	(65)	(225)
Recoveries	858	58	12
Balance, end of period	$8,855	$8,840	$8,035

Nonperforming loans were $8.3 million and $8.0 million, representing 1.00% and 0.99% of total loans at March 31, 2016 and December 31, 2015, respectively. Loans delinquent 30 – 89 days decreased $1.5 million to $1.4 million at March 31, 2016 from $2.9 million at December 31, 2015. There are no loans 90 or more days past due and still accruing interest.

Declaration of Quarterly Dividend

The Board of Directors approved the declaration of a quarterly cash dividend of $0.03 per share. The dividend is payable on May 25, 2016 to all shareholders of record on May 16, 2016.

About Westfield Financial, Inc.

Westfield Financial, Inc. is a Massachusetts-chartered stock holding company and the parent company of Westfield Bank, Elm Street Securities Corporation, WFD Securities, Inc. and WB Real Estate Holdings, LLC. Westfield Financial and its subsidiaries are headquartered in Westfield, Massachusetts and operate through 13 banking offices located in Agawam, East Longmeadow, Feeding Hills, Holyoke, Southwick, Springfield, West Springfield and Westfield, Massachusetts, and Granby and Enfield, Connecticut.  To learn more, visit our website at www.westfieldbank.com.

Forward-Looking Statements

The Company wishes to caution readers not to place undue reliance on any such forward-looking statements contained in this press release, which speak only as of the date made. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors discussed under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2015, and in subsequent filings with the Securities and Exchange Commission. The Company and the Bank do not undertake and specifically decline any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

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WESTFIELD FINANCIAL, INC. AND SUBSIDIARIES

Consolidated Statements of Income and Other Data

(In thousands, except share and per share data)

(Unaudited)

	Three Months Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2016	2015	2015	2015	2015
INTEREST AND DIVIDEND INCOME:
Loans	$8,250	$8,072	$7,849	$7,371	$7,229
Securities	2,554	2,609	2,997	3,049	2,885
Other investments - at cost	132	133	126	69	68
Federal funds sold, interest-bearing deposits and other short-term investments	25	6	2	5	6
Total interest and dividend income	10,961	10,820	10,974	10,494	10,188

INTEREST EXPENSE:
Deposits	1,472	1,436	1,414	1,380	1,341
Long-term debt	842	889	1,083	1,092	1,070
Short-term borrowings	404	342	317	243	187
Total interest expense	2,718	2,667	2,814	2,715	2,598

Net interest and dividend income	8,243	8,153	8,160	7,779	7,590

(CREDIT) PROVISION FOR LOAN LOSSES	(600)	475	150	350	300

Net interest and dividend income after (credit) provision for loan losses	8,843	7,678	8,010	7,429	7,290

NONINTEREST INCOME:
Service charges and fees	884	865	789	840	638
Income from bank-owned life insurance	361	378	374	407	367
Loss on prepayment of borrowings	(915)	—	(429)	(278)	(593)
Gain on sales of securities, net	685	(1)	414	276	817
Total noninterest income	1,015	1,242	1,148	1,245	1,229

NONINTEREST EXPENSE:
Salaries and employees benefits	3,871	3,822	3,903	3,863	3,821
Occupancy	801	795	784	818	840
Data processing	621	582	636	559	585
Professional fees	516	568	596	488	472
FDIC insurance	190	208	212	188	193
Merger related expenses	154	55	—	—	—
Other	919	960	736	949	800
Total noninterest expense	7,072	6,990	6,867	6,865	6,711

INCOME BEFORE INCOME TAXES	2,786	1,930	2,291	1,809	1,808

INCOME TAX PROVISION	822	529	680	445	470
NET INCOME	$1,964	$1,401	$1,611	$1,364	$1,338

Basic earnings per share	$0.11	$0.08	$0.09	$0.08	$0.08
Weighted average shares outstanding	17,304,088	17,329,248	17,461,472	17,519,562	17,684,498
Diluted earnings per share	$0.11	$0.08	$0.09	$0.08	$0.08
Weighted average diluted shares outstanding	17,304,088	17,329,248	17,461,472	17,519,562	17,684,498

Other Data:
Return on average assets (1)	0.58%	0.41%	0.47%	0.41%	0.41%
Return on average equity (1)	5.61%	3.99%	4.69%	3.89%	3.82%
Efficiency Ratio	74.54%	74.39%	73.66%	76.06%	78.08%
Net interest margin	2.61%	2.58%	2.53%	2.50%	2.52%

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(1) Annualized.

(2) The efficiency ratio represents the ratio of operating expenses divided by the sum of net interest and dividend income and noninterest income, excluding gain and loss on sale of securities, gain on bank-owned life insurance death benefit and loss on prepayment of borrowings.

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WESTFIELD FINANCIAL, INC. AND SUBSIDIARIES

Consolidated Balance Sheets and Other Data

(Dollars in thousands, except per share data)

(Unaudited)

	March 31,	December 31,	September 30,	June 30,	March 31,
	2016	2015	2015	2015	2015
Cash and cash equivalents	$155,194	$13,703	$21,980	$13,694	$12,719
Securities available for sale, at fair value	302,224	182,590	191,324	245,004	233,591
Securities held to maturity, at cost	—	238,219	248,757	256,303	266,718
Federal Home Loan Bank of Boston and other restricted stock - at cost	14,080	15,074	15,839	15,372	14,934

Loans	826,963	818,213	806,893	759,382	730,354
Allowance for loan losses	8,855	8,840	8,372	8,295	8,035
Net loans	818,108	809,373	798,521	751,087	722,319

Bank-owned life insurance	50,591	50,230	49,852	49,477	49,070
Other assets	28,747	30,741	30,942	30,749	29,660
TOTAL ASSETS	$1,368,944	$1,339,930	$1,357,215	$1,361,686	$1,329,011

Total deposits	$928,124	$900,363	$909,041	$897,714	$873,303
Short-term borrowings	158,593	128,407	121,222	111,251	82,625
Long-term debt	90,943	153,358	166,407	195,772	212,637
Trades pending settlement	30,570	—	—	—	—
Other liabilities	17,719	18,336	20,937	17,124	20,156
TOTAL LIABILITIES	1,225,949	1,200,464	1,217,607	1,221,861	1,188,721

TOTAL SHAREHOLDERS' EQUITY	142,995	139,466	139,608	139,825	140,290

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$1,368,944	$1,339,930	$1,357,215	$1,361,686	$1,329,011

Book value per share	$7.83	$7.63	$7.59	$7.56	$7.56

Other Data:
30-89 day delinquent loans	$1,358	$2,876	$5,882	$1,744	$1,973
Nonperforming loans	8,288	8,080	7,347	8,013	8,340
Nonperforming loans as a percentage of total loans	1.00%	0.99%	0.91%	1.06%	1.14%
Nonperforming assets as a percentage of total assets	0.61%	0.60%	0.54%	0.59%	0.63%
Allowance for loan losses as a percentage of nonperforming loans	106.84%	109.41%	113.95%	103.52%	96.34%
Allowance for loan losses as a percentage of total loans	1.07%	1.08%	1.04%	1.09%	1.10%

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The following tables set forth the information relating to our average balances and net interest income for the three months ended March 31, 2016, December 31, 2015, and March 31, 2015, and reflect the average yield on interest-earning assets and average cost of interest-bearing liabilities for the periods indicated.

	Three Months Ended
	March 31, 2016			December 31, 2015			March 31, 2015
	Average		Avg Yield/	Average		Avg Yield/	Average		Avg Yield/
	Balance	Interest	Cost	Balance	Interest	Cost	Balance	Interest	Cost
	(Dollars in thousands)
ASSETS:
Interest-earning assets
Loans(1)(2)	$823,335	$8,280	4.02%	$806,519	$8,102	4.02%	$727,447	$7,260	3.99%
Securities(2)	411,034	2,590	2.52	429,571	2,654	2.47	481,919	2,975	2.47
Other investments - at cost	16,051	132	3.29	16,374	133	3.25	16,234	68	1.68
Short-term investments(3)	28,276	25	0.35	13,660	6	0.18	15,744	6	0.15
Total interest-earning assets	1,278,696	11,027	3.45	1,266,124	10,895	3.44	1,241,344	10,309	3.32
Total noninterest-earning assets	80,510			80,868			78,084
Total assets	$1,359,206			$1,346,992			$1,319,428

LIABILITIES AND EQUITY:
Interest-bearing liabilities
Interest-bearing accounts	$30,531	20	0.26	$28,745	17	0.24	$38,079	21	0.22
Savings accounts	76,958	20	0.10	75,426	20	0.11	75,725	19	0.10
Money market accounts	248,597	227	0.37	242,165	204	0.34	233,418	220	0.38
Time certificates of deposit	398,598	1,205	1.21	402,837	1,195	1.19	368,463	1,081	1.17
Total interest-bearing deposits	754,684	1,472		749,173	1,436		715,685	1,341
Short-term borrowings and long-term debt	290,069	1,246	1.72	285,687	1,231	1.72	308,379	1,257	1.63
Interest-bearing liabilities	1,044,753	2,718	1.04	1,034,860	2,667	1.03	1,024,064	2,598	1.01
Noninterest-bearing deposits	155,887			153,969			134,902
Other noninterest-bearing liabilities	17,987			18,992			18,473
Total noninterest-bearing liabilities	173,874			172,961			153,375

Total liabilities	1,218,627			1,207,821			1,177,439
Total equity	140,579			139,171			141,990
Total liabilities and equity	$1,359,206			$1,346,992			$1,319,429
Less: Tax-equivalent adjustment(2)		(66)			(75)			(121)
Net interest and dividend income		$8,243			$8,153			$7,590
Net interest rate spread(4)			2.41%			2.41%			2.31%
Net interest margin(5)			2.61%			2.58%			2.52%
Ratio of average interest-earning assets to average interest-bearing liabilities			122.39			122.35			121.22

(1)	Loans, including non-accrual loans, are net of deferred loan origination costs and unadvanced funds.
(2)	Securities, loan income and net interest income are presented on a tax-equivalent basis using a tax rate of 34%. The tax-equivalent adjustment is deducted from tax-equivalent net interest and dividend income to agree to the amount reported on the statements of income.
(3)	Short-term investments include federal funds sold.
(4)	Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
(5)	Net interest margin represents tax-equivalent net interest and dividend income as a percentage of average interest-earning assets.

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